Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2007 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Charles River Laboratories International, Inc., which appears in Charles River Laboratories International, Inc.'s Annual Report on Form 10-K for the year ended December 30, 2006.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 27, 2007